Exhibit 5.1

McCarter & English, LLP Four Gateway Center 100 Mulberry Street Newark, NJ 07102-4056 www.mccarter.com

October 6, 2020

Lincoln Educational Services Corporation
200 Executive Drive, Suite 340
West Orange, NJ 07052

Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Act”). The Registration Statement relates to the offer and sale by the selling stockholders to be identified therein of up to 6,700,000 shares of the Company’s common stock, no par value per share (the “Conversion Shares”), issuable upon conversion of the Company’s outstanding 12,700 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which may be sold from time to time pursuant to Rule 415 under the Act.

In connection with rendering this opinion, we have examined the Amended and Restated Certificate of Incorporation of the Company as amended, including the amendment thereto establishing the Series A Preferred Stock, the Bylaws of the Company, and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) the Conversion Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and any applicable prospectus supplement to the Prospectus; (iii) the genuineness of all signatures; (iv) the legal capacity of all natural persons; (v) the authenticity of all documents submitted to us as originals; and (vi) the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that when issued in accordance with the terms of the Series A Preferred Stock, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of New Jersey and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McCarter & English, LLP

McCarter & English, LLP